EXHIBIT 99.1

INVESTOR CONTACT	MEDIA CONTACT

Scott Wylie	Anna Del Rosario
VP – Investor Relations	Director – Public Relations
Altera Corporation	Altera Corporation
(408) 544-6996	(408) 544-7496
swylie@altera.com	anna.delrosario@altera.com

ALTERA ANNOUNCES FIRST QUARTER RESULTS

SALES UP 10% SEQUENTIALLY

San Jose, Calif., April 25, 2005 — Altera Corporation (Nasdaq: ALTR) today announced first quarter 2005 sales of $264.8 million, up 10% from the fourth quarter of 2004 and up 9% from the first quarter of 2004. Sales of the company’s new products grew 16% sequentially and were up 96% from the prior year’s first quarter.

First quarter net income was $63.8 million, $0.17 per diluted share, compared to net income of $58.8 million, $0.15 per diluted share, in the first quarter of 2004. Gross profit margin was 68.3% for the first quarter of 2005 versus 68.8% for the first quarter of 2004.

Altera repurchased 2.3 million shares of its common stock during the quarter at a cost of $43.4 million. Altera’s tax rate for the first quarter was 20%, in line with the company’s expected annual tax rate for 2005, and 1% lower than prior guidance. Altera ended the quarter with $1.2 billion in cash and short-term investments.

“Stratix® II FPGA revenues more than doubled sequentially and this family remains, by a wide margin, the best selling high-density FPGA for customers in the development phase today. This success builds on the market-leading position we previously established with our high-density Stratix and low-cost Cyclone™ families,” said John Daane, president, chief executive officer, and chairman of the board. “We believe that the peak revenues for Cyclone and Stratix devices are still well ahead of us and that our overall competitive position for securing design wins at the leading edge is increasing with the Stratix II and Cyclone II families. On the CPLD side of our business, the MAX® II family is now completely rolled out. We expect that this family, with its innovative low-cost architecture, will further expand our position as the world’s leader in CPLDs.”

(more)

Altera’s innovation and execution made the company the fastest growing programmable logic company in 2004. The track record of innovation and execution continues in 2005:

•	Introduced in 2004 as the market’s first high-density 90-nm FPGA, the Stratix II family remains the best selling FPGA in its class. To fully optimize the potential advantages of 90-nm production, the Stratix II family introduced the unique adaptive logic module (ALM) architecture. This highly efficient architecture produces significant performance gains compared to the traditional approach used by others in the industry and also allows designers to pack more functionality into less die area. The combination of the ALM’s performance and density advantages, the Stratix II family’s ready availability, and Altera’s leading market share at the prior 130-nm node all contribute to the Stratix II family’s number one position in high-density 90-nm FPGAs. Further, in cases where customer production economics dictate the use of a lower cost non-programmable device, Stratix II devices can be migrated into an Altera HardCopy® II structured ASIC. The 90-nm-based HardCopy II family provides a fast and seamless migration path from the Stratix II FPGA to a lower cost device with even higher performance and lower power consumption. Combined, the HardCopy II and Stratix II families create greater competitive strength for Stratix II devices and, through the ability to migrate to HardCopy II structured ASICs, expand Altera’s market opportunity into applications not served by other programmable device companies.

•	In just over two years since its introduction, Altera’s Cyclone family of low-cost FPGAs has shipped more than 10 million units. Cyclone devices reached this milestone faster than any other product family in the programmable logic industry. In designing the Cyclone family, Altera broke with industry tradition and did not reuse an existing architecture to create a low-cost family. The Cyclone FPGA family was instead designed from the ground up to deliver low cost. In addition, the company chose to launch the family using a high-yielding, low-cost 130-nm process. The combination of an innovative architecture and high yields delivered a large performance advantage, easy availability, and Cyclone family lifetime revenues that are several times larger than competing alternatives. Earlier this year, the 90-nm-based Cyclone II family began shipping, offering customers three times higher densities, more features, and even lower costs than the original Cyclone family, expanding the opportunity for Cyclone devices across a wider set of high-volume, cost-sensitive applications.

•	With the arrival of the production-qualified EPM1270 device, Altera has completed the rollout of its MAX II CPLD family. Altera, the leader in CPLDs, broke new ground with MAX II devices by taking a look-up-table-based approach to CPLD architecture, giving the MAX II family the industry’s lowest cost, highest density, and best performance. Recent benchmarking studies substantiate that MAX II devices outperform comparable competitive offerings by 50 to 80%. The MAX II cost, density, and performance advantages give Altera not only competitive strength in traditional CPLD applications, but also enable Altera to pursue growth opportunities beyond the range served by typical CPLDs.

(2 of 6)

Conference Call and Quarterly Update:

A conference call will be held today at 1:45 p.m. Pacific Time to discuss the quarter’s results and management’s outlook for the second quarter of 2005. The web cast and subsequent replay will be available in the investor relations section of the company’s web site at http://www.altera.com. A telephonic replay of the call may be accessed later in the day by calling (719) 457-0820 and referencing confirmation code 258712. The telephonic replay will be available for two weeks following the live call.

Altera’s second quarter business update will be issued in a press release available after the market close on May 31.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will”, “believe”, “expect”, or words that imply or predict a future state. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, customer business environment, market acceptance of the company’s products, the rate of growth of the company’s new products including the Stratix, Stratix II, Cyclone, Cyclone II, MAX II, and HardCopy II device families, the rate at which our customers’ new platforms enter production, as well as changing economic conditions, and other risk factors discussed in documents filed by the company with the Securities and Exchange Commission from time to time. Copies of Altera’s SEC filings are posted on the company’s web site and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About Altera

Altera Corporation (Nasdaq:ALTR) is the world’s pioneer of system-on-a-programmable-chip (SOPC) solutions. Combining programmable logic technology with software tools, intellectual property, and technical services, Altera provides high-value programmable solutions to approximately 14,000 customers worldwide. More information is available at http://www.altera.com.

#####

Altera, The Programmable Solutions Company, the stylized Altera logo, specific device designations and all other words that are identified as trademarks and/or service marks are, unless noted otherwise, the trademarks and service marks of Altera Corporation in the U.S. and other countries. All other product or service names are the property of their respective holder.

(3 of 6)

ALTERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data and note)

(Unaudited)

	THREE MONTHS ENDED
	Apr. 1 2005	Dec. 31 2004	Apr. 2 2004
Net sales	$264,822	$239,885	$242,908

Costs and expenses:
Cost of sales	83,890	72,335	75,841
Research and development	51,389	46,946	42,582
Selling, general, and administrative	54,334	54,578	49,878

Total costs and expenses	189,613	173,859	168,301

Income from operations	75,209	66,026	74,607
Interest and other income, net	4,498	4,957	3,736

Income before income taxes	79,707	70,983	78,343
Provision for income taxes	(15,941)	(13,019)	(19,586)

Net income	$63,766	$57,964	$58,757

Income per share:
Basic	$0.17	$0.16	$0.16

Diluted	$0.17	$0.15	$0.15

Shares used in computation:
Basic	372,881	373,347	375,736

Diluted	379,443	381,351	385,793

Tax rate	20.0%	18.3%	25.0%
% of Sales:
Gross margin	68.3%	69.8%	68.8%
Research and development	19.4%	19.6%	17.5%
Selling, general, and administrative	20.5%	22.8%	20.6%
Income from operations	28.4%	27.5%	30.7%
Net income	24.1%	24.2%	24.2%

Note: During the quarter ended April 1, 2005, the Company’s Nonqualified Deferred Compensation Plan assets experienced a market decline of $1.2 million. This resulted in decreased compensation expense of $1.2 million ($0.4 million R&D expense, $0.8 million SG&A expense) and a corresponding decrease in interest and other income of $1.2 million. There was no net impact on income before income taxes or net income for the quarter.

(4 of 6)

ALTERA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Apr. 1 2005	Dec. 31 2004
Assets

Current assets:
Cash and short-term investments	$1,209,470	$1,203,248
Accounts receivable, net	113,832	67,522
Inventories	55,604	67,454
Deferred compensation plan assets	58,965	56,148
Other current assets	132,401	142,725

Total current assets	1,570,272	1,537,097
Property and equipment, net	158,145	159,587
Deferred income taxes and other assets, net	49,391	49,982

	$1,777,808	$1,746,666

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and current liabilities	$183,798	$190,813
Deferred compensation plan obligations	58,965	56,148
Deferred income and allowances on sales to distributors	225,186	221,081

Total current liabilities	467,949	468,042
Stockholders’ equity	1,309,859	1,278,624

	$1,777,808	$1,746,666

Key Ratios & Information

Current Assets/Current Liabilities	3:1	3:1
Liabilities/Equity	1:3	1:3
Annualized YTD Return on Equity	20%	24%
Quarterly Depreciation Expense	$6,982	$6,245
Quarterly Capital Expenditures	$5,540	$8,862
Annualized Sales per Employee	$486	$489
Number of Employees	2,197	2,164
Inventory MSOH (a): Altera	2.0	2.8
Inventory MSOH (a): Distribution	1.3	1.4
Days Sales Outstanding	39	26

(a)	MSOH: Months Supply On Hand

Note: Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

(5 of 6)

ALTERA CORPORATION

REVENUE SUMMARY

(Unaudited)

	Q1’05	Q4’04	Q1’04	Q-Q Growth	Y-Y Growth
Geography
North America	24%	29%	30%	-7%	-11%

Europe	27%	22%	24%	36%	21%
Japan	25%	24%	25%	15%	12%
Asia Pacific	24%	25%	21%	4%	21%

International	76%	71%	70%	18%	18%

Total	100%	100%	100%	10%	9%

Product Category
New	34%	33%	19%	16%	96%
Mainstream	39%	37%	46%	15%	-7%
Mature & Other	27%	30%	35%	-1%	-17%

Total	100%	100%	100%	10%	9%

Market Segment
Communications	47%	41%	42%	28%	21%
Industrial	25%	32%	32%	-15%	-14%
Computer & Storage	11%	11%	11%	19%	13%
Consumer	17%	16%	15%	13%	20%

Total	100%	100%	100%	10%	9%

Product Category Description

Category	Products
New	Stratix, Stratix II, Stratix GX, Cyclone, Cyclone II, MAX 3000A, MAX II, and HardCopy devices
Mainstream	APEX 20K, APEX 20KC, APEX 20KE, APEX II, FLEX 10KE, ACEX 1K, Excalibur, Mercury, MAX 7000A, and MAX 7000B devices
Mature & Other	FLEX 6000, FLEX 8000, FLEX 10K, FLEX 10KA, MAX 7000, MAX 7000S, MAX 9000, Classic, configuration and other devices, software and other tools, and intellectual property cores

(6 of 6)